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                                                                   EXHIBIT 10.53

                  Description of Cadence Stock Purchase Program

STOCK PURCHASE PROGRAM. In May 2000, the Compensation Committee adopted a Stock Purchase Program to assist Cadence's efforts to attract and retain key Cadence employees and to incentivize those employees who are critical to the success of a business unit that is eventually intended to be separated from Cadence. Under this program, executive officers and other selected Cadence employees are offered the opportunity to purchase from Cadence stock of one or more of the new entities holding these business units at a price equal to the fair market value of the stock at the time of purchase. In connection with the formation of each new entity, Cadence's Board of Directors or the Compensation Committee approves the total number of shares eligible for purchase by Cadence employees under the Stock Purchase Program, as well as specific allocations of shares offered to the Chief Executive Officer and the other executive officers. To date, the maximum number of shares of any particular entity approved for sale to Cadence employees generally has not exceeded 5% of the entity's total outstanding shares on a fully-diluted basis. Available shares are allocated between two groups of employees. The first group includes the Chief Executive Officer and certain Senior Vice Presidents deemed critical to the success of the new entity as approved by the Compensation Committee. The second group is comprised of executive officers, Corporate Vice Presidents and other individuals (who need not be members of management) selected by the Chief Executive Officer. The stock purchased by participants in the second group may be subject to vesting restrictions based upon the employee's continued employment, as determined in each case by the Chief Executive Officer The subscription agreements for shares purchased under the Stock Purchase Program permit Cadence (i) a right of first refusal to purchase the shares, (ii) a right to repurchase the shares at the original purchase price upon termination of a participant's employment other than involuntary termination without cause, and (iii) a right to cause all participants to sell their shares if Cadence wishes to sell the entity to a third party. During 2000, all of Cadence's executive officers participated in the Stock Purchase Program.